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                                  EXHIBIT 99.1
                                FUTURELINK CORP.

                     FUTURELINK  REINCORPORATES TO DELAWARE


IRVINE, CALIF. - OCT. 18, 1999 - FutureLink Corp. (OTC BB:FLNK), a leading application service provider (ASP) and the number one provider of server-based computing solutions from Citrix Systems (NASDAQ: CTXS), today announced that in accordance with approval received at the company's recent shareholders' meeting, FutureLink has reincorporated from Colorado to Delaware and has changed its name from FutureLink Distribution Corp.to FutureLink Corp. These changes have no impact on the trading of FutureLink stock, whose symbol remains FLNK on the OTC Bulletin Board.

ABOUT FUTURELINK

FutureLink is a founder of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium. According to Forrester Research Inc., the application rental market is projected to reach $6 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to escape costly hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses.

FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free ASP service at a predictable price. FutureLink, The Computer Utility Company(TM), offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessary subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.